Exhibit 99.1

AMERICAN TIRE DISTRIBUTORS HOLDINGS

ANNOUNCES ACQUISITION BY AFFILIATES OF TPG CAPITAL

CHARLOTTE, N.C., April 21, 2010 — American Tire Distributors Holdings, Inc. (“American Tire Distributors”), owned by affiliates of Investcorp, Berkshire Partners LLC and Greenbriar Equity Group LLC, today announced that it has signed a definitive agreement to be acquired by affiliates of TPG Capital in a transaction valued at approximately $1.3 billion. Additional terms were not disclosed. The transaction is expected to close in the second quarter of 2010 and is subject to customary conditions, including receipt of applicable regulatory approvals.

Charlotte-based American Tire Distributors, which distributes replacement tires to local, regional and national tire retailers, is the country’s largest independent tire distributor with 83 distribution centers serving 37 states.

“This is an exciting time in the evolution of our company” said William Berry, President and CEO, American Tire Distributors. “We welcome our new partners at TPG, who share the same vision we do for the continued growth of the American Tire Distributors brand as significant growth opportunities remain and we continue to seize opportunities such as geographic expansion and online sales.”

“American Tire Distributors is a market leader that has demonstrated its ability to perform well over an extended period of time,” said Kevin Burns, a partner at TPG. “We’re investing behind a great management team and we look forward to working with them to continue to expand this successful franchise.”

David Tayeh, a Managing Director at Investcorp, said “Over the past five years management implemented a successful strategy that has built American Tire Distributors into the leading replacement tire distributor in the U.S. We are proud to have partnered with management in the development of the strategy and believe TPG is the ideal new partner for the company to support it through the next stage of its development and growth.”

The transaction has fully committed financing, consisting of a combination of equity to be invested by TPG Capital and debt financing to be provided by certain affiliates of Bank of America, Barclays Capital, General Electric Capital Corporation, RBC Capital Markets, UBS and Wells Fargo Capital Finance, part of Wells Fargo & Company.

Barclays Capital, RBC Capital Markets and UBS Securities LLC served as financial advisors to TPG Capital in the transaction. BofA Merrill Lynch and Deutsche Bank acted as joint financial advisors to American Tire Distributors.

As a result of this announcement, the planned public offering of American Tire Distributors stock will be suspended.

About American Tire Distributors

American Tire Distributors is the largest replacement tire distributor in the United States. Through a network of 83 distribution centers serving 37 states, American Tire Distributors offers access to a broad and deep inventory, representing approximately 40,000 stock-keeping units, to approximately 60,000 customers. The company provides tire retailers with a range of services, including frequent and timely delivery of inventory, business support services, such as credit, training and access to consumer market data, administration of tire manufacturer affiliate programs, a leading online ordering and reporting system and a website that enables its tire retailer customers to participate in Internet marketing of tires to consumers.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992 with more than $48 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital invests in a variety of industries and has long maintained a strong presence in both retail and related manufacturing sectors. Significant investments have included Neiman Marcus, J.Crew, Burger King, PETCO, Ducati, Armstrong World Industries and Grohe. TPG Capital also controls numerous businesses in financial services, travel and entertainment, technology, media, telecommunications and healthcare.

About Investcorp

Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment, and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. Further information is available at www.investcorp.com.

About Berkshire Partners LLC

Berkshire Partners has invested in mid-sized companies for twenty-five years through seven investment funds with aggregate capital commitments of approximately $6.5 billion. Berkshire seeks transactions in which it can invest $50 million to $500 million of equity capital. Berkshire has developed specific industry experience in several areas, including retailing, consumer products, manufacturing, transportation, energy, business services and communications. Over the past two decades, Berkshire has been an investor in 100 operating companies with approximately $20 billion of acquisition value and combined revenues of over $22 billion. For additional information, visit www.berkshirepartners.com.

About Greenbriar Equity Group LLC

Greenbriar Equity Group LLC, a private equity firm with $1.5 billion of limited partner capital commitments, focuses exclusively on the global transportation industry, including companies in the shipping, freight and passenger transport, aerospace & defense, automotive, logistics, and related sectors. Greenbriar’s managing partners bring many decades of experience at the highest levels within the transportation industry. Additional information may be found at www.greenbriarequity.com.

Contact:

For American Tire Distributors

J. Michael Gaither

David L. Dyckman

American Tire Distributors

704-992-2000

For TPG Capital

Lisa Baker

Owen Blicksilver Public Relations, Inc.

914-725-5949

For Investcorp

Thor Valdmanis

Financial Dynamics

212-850-5696

For Berkshire Partners LLC

Jennifer Boyce

(617) 227-0050

For Greenbriar Equity Group LLC

Kathleen Moran

914-925-9692